Exhibit 10.5
SKECHERS U.S.A., INC.
AMENDMENT NO. 1
TO
2008 EMPLOYEE STOCK PURCHASE PLAN
The following constitutes the amended provision of the 2008 Employee Stock Purchase Plan (the “Plan”) of Skechers U.S.A., Inc. (the “Company”). Pursuant to approval of the Board of Directors obtained at a meeting held on December 10, 2009, the following amendment to the Plan was approved:
1. Section 7 of the Plan shall be deleted in its entirety and replaced with the following:
     “Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such participant’s payroll deductions accumulated prior to or on such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided, however, that in no event shall a participant be permitted to purchase during each Offering Period more than 100,000 shares of Common Stock (subject to any adjustment pursuant to Section 19 hereof) (the “Per Period Limit”) and during each Purchase Period more than the Per Period Limit (for the avoidance of doubt, in the event that the Offering Period and Purchase Period are approximately the same length, the participant shall only be entitled to purchase an aggregate of the number of shares of Common Stock equal to the Per Period Limit); and provided, further, that such purchase shall be subject to the limitations set forth in Sections 3(c) and 13 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock a participant may purchase during each Purchase Period and Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof or otherwise becomes ineligible to participate in the Plan. The option shall expire on the last day of the Offering Period.”
     IN WITNESS WHEREOF, pursuant to the dual adoption and approval of this amendment to the Plan by the Board of Directors on the day and year first above written, the Company has caused this amendment to the Plan to be duly executed by its duly authorized officer.

SKECHERS U.S.A., INC., a Delaware corporation

/s/ David Weinberg Name: David Weinberg
Title: Chief Operating Officer